                                                                     Exhibit 4.2

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 U. S. BANCORP

                 Pursuant to the provisions of the Oregon Business Corporation Act, the undersigned Corporation adopts the following Restated Articles of
Incorporation:

                                   ARTICLE I

Name

                 The name of the Corporation is U. S. BANCORP, and its duration shall be perpetual.

                                   ARTICLE II

Purposes

A.       The purposes for which the Corporation is organized are:

                 (1) To purchase, acquire, hold, sell and otherwise deal in the stock or securities of financial institutions including, without limitation, banks, trust companies, mortgage companies, insurance companies, savings and loan associations, and finance companies, and to engage in the ownership, operation and sale of business or property of any kind.

                 (2) To acquire by purchase, subscription, underwriting, or otherwise, or become interested in stock or stocks, warrants or options, security or securities, property or rights of any other corporation or association, and to participate in syndicates and underwritings; to cause to be formed, reorganized, merged, consolidated, or liquidated and to promote, take charge of, or aid, in any way permitted by law, the formation, reorganization, merger or liquidation, of any corporation or association.

                 (3) To endorse, guarantee and secure the payment and satisfaction of bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations and evidences of indebtedness, and also to guarantee and secure the payment or satisfaction of interest on obligations and of dividends on shares of the capital stock of other corporations; also, to assume the whole or any part of the liabilities, existing or prospective, of any person, firm, corporation or association;





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         and to aid in any manner any other person, firm, or corporation with which it has business dealings or whose stocks, bonds or other obligations are held or are in any manner guaranteed by the Corporation, and to do any other acts and things for the preservation, protection, improvement or enhancement of the value of such stocks, bonds, or other obligations.

                 (4) To engage in any lawful activity for which corporations may be organized under Chapter 57, ORS, the Oregon Business Corporation Act.

B. The foregoing statement of purposes shall be construed as a statement of both purposes and powers, and the purposes and powers in each clause shall be in no wise limited or restricted by reference to or inference from the terms or provisions of any other clause but shall be regarded as independent purposes and powers. Such powers shall be in addition to and not in limitation of the powers conferred by the Oregon Business Corporation Act.

                                  ARTICLE III

A. The aggregate number of shares which the Corporation shall have authority to issue is 300,000,000, which shall be divided into classes as follows:

         Title of Class                    No. of Shares
         --------------                    -------------
         Preferred Stock, without             50,000,000
         par value

         Common Stock                        250,000,000
         par value $5 per share

B. The preferences, limitations, and relative rights of the shares of each class shall be as follows:

         (1) Preferred Stock

                          (a) Division into Series. The Board of Directors shall have authority to divide the Preferred Stock into as many series as the Board of Directors shall from time to time determine, and to issue the Preferred Stock in such series. The Board of Directors shall determine the number of shares comprising each series which number may, unless otherwise provided by the Board of Directors in creating such series, be increased or decreased from time to time by action of the Board of Directors. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series.





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                          (b)      Authority of Board of Directors to Determine
                 Preferences, Limitations, and Relative Rights. The Board of Directors shall have authority to determine, except as otherwise prescribed in this Article III or by law, the preferences, limitations, and relative rights of the shares of Preferred Stock before the issuance of any shares of such class or the preferences, limitations, and relative rights of the shares of any series of Preferred Stock before the issuance of any shares of such series. All shares of any such series shall have preferences, limitations, and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of such series, of those of other series of the Preferred Stock. Except as may otherwise be provided by the Board of Directors with respect to the occurrence of an arrearage in the payment of dividends on any shares of Preferred Stock, the holders of shares of Preferred Stock shall not be entitled to more than one vote for each share held on any matter submitted to the shareholders.

         (2) Common Stock. Subject to the preferences, limitations, and relative rights of the Preferred Stock, or any series thereof, the holders of Common Stock shall have all rights of shareholders, including, without limitation, (i) unlimited voting rights on all corporate matters on the basis of one vote per share, except as such voting rights may be limited or required to be shared together with another class or series as provided by law or by any preferences, limitations, and relative rights established in respect of Preferred Stock or any series thereof and (ii) the right to receive the net assets of the Corporation upon dissolution, subject to any prior right or right to receive such net assets together with Preferred Stock pursuant to any preference, limitation or relative right established in respect of Preferred Stock or any series thereof.

         (3) Denial of Preemptive Rights. The Corporation elects to waive preemptive rights with respect to all classes of its stock.

                                   ARTICLE IV

                 Any directorship to be filled by reason of an increase in the number of directors of the Corporation may be filled by the affirmative vote of a majority of the number of directors fixed by the Bylaws prior to such increase, provided that not more than four such directorships may be filled by the directors during any one period between annual meetings of the shareholders of the Corporation. Any such directorship not so filled by the directors





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may be filled by election at the next Annual Meeting of Shareholders or at a special meeting of shareholders called for that purpose.

                                   ARTICLE V

                 Any contract or other transaction or determination between the Corporation and one or more of its directors, or between the Corporation and another party in which one or more of its directors are interested, shall be valid notwithstanding the presence or participation of such director or directors in a meeting of the Board of Directors which acts upon or in reference to such contract, transaction or determination, if the fact of such interest shall be disclosed or known to the Board of Directors and it shall authorize or approve such contract, transaction or determination by a vote of a majority of the disinterested directors present and entitled to vote. Such interested director or directors may be counted in determining whether a quorum is present at any such meeting, but shall not be entitled to vote on such contract, transaction or determination, and shall not be counted among the directors present for purposes of determining the number of directors constituting the majority necessary to carry such vote. If not authorized or approved by a majority of the disinterested directors as provided above, such contract, transaction or determination shall nevertheless be valid if ratified or approved by vote of the shareholders. Such interested director or directors shall not be disqualified from voting as shareholders for ratification or approval of such contract, transaction or determination. The Article shall not invalidate any transaction in the ordinary course of business nor any contract, transaction or determination which would otherwise be valid under applicable law.

                                   ARTICLE VI

                 A. The Corporation shall indemnify each of its directors and officers to the fullest extent permissible under the Oregon Business Corporation Act, as the same exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorneys' fees) incurred or suffered by such person by reason of or arising from the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, and administrators. The indemnification provided in this paragraph A shall not be exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise.





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                 B.       A director of the Corporation shall have no personal
liability to the Corporation or its shareholders for monetary damages for conduct as a director, provided this paragraph B shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution under ORS 60.367; or (iv) any transaction from which the director derived an improper personal benefit. This paragraph B shall not affect the liability of a director for any act or omission occurring prior to the date its provisions became effective. No subsequent repeal of or amendment to this paragraph B shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment.

                                  ARTICLE VII

                 The stated capital of the Corporation at the time of the adoption of these Restated Articles of Incorporation is $40,802,570.

                                  ARTICLE VIII

                 These Restated Articles of Incorporation supersede the heretofore existing Articles of Incorporation and all amendments thereto.

                                   ARTICLE IX

A.       Definitions.  For purposes of this Article IX:

                 (1) The term "Voting Stock" shall mean all the outstanding shares of capital stock of a corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to the proportion of votes entitled to be cast by such shares.

                 (2) The term "Person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated association or entity.

                 (3) The term "Affiliate", used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

                 (4) The term "Beneficially Own", when used with respect to a Person's interest in shares of Voting Stock, shall mean that said Person has or shares (or has the right to acquire under any option, warrant, conversion right or other right), directly or indirectly, the power to vote, the power to dispose





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         of, the power to direct the voting or disposition of, or the right to enjoy the economic benefits of such shares.

                 (5) The term "Related Person" shall mean any Person which, together with its Affiliates, Beneficially Owns in the aggregate 20 percent or more of the outstanding Voting Stock of the corporation.

                 (6) The term "Substantial Assets" shall mean assets with a fair market value in excess of 10 percent of the shareholders' equity of the corporation as reported in the consolidated financial statements of the corporation as of the end of its most recent fiscal year ending prior to the time the determination is made.

                 (7) The term "Business Combination" shall mean (a) any merger or consolidation of the corporation or a subsidiary of the corporation with or into a Related Person, (b) any sale, lease, exchange, transfer, encumbrance or other disposition of Substantial Assets either of the corporation (including without limitation any securities of a subsidiary) or of a subsidiary of the corporation to a Related Person, (c) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation, (d) the issuance of any securities of the corporation or a subsidiary of the corporation to a Related Person, (e) any reclassification, exchange of shares or other recapitalization that would have the effect of increasing the proportion of shares of common stock or other Voting Stock of the corporation or a subsidiary of the corporation Beneficially Owned by a Related Person, and (f) any agreement, contract or other arrangement providing for any of the foregoing transactions.

                 (8) The term "Continuing Director" shall mean a director who was a member of the board of directors of the corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person and who is not affiliated with the Related Person.

B. Approval Required for Certain Transactions. In addition to any vote or approval required by law, any Business Combination shall require the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the corporation's common stock which are not Beneficially Owned by the Related Person involved in the Business Combination and its Affiliates; provided, however, that such two-thirds requirement shall not apply if:

                 (1) The Business Combination is a merger, consolidation or exchange of shares involving the corporation which provides for the conversion of the shares of common stock of the corporation into cash, securities, or other property with a





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         fair market value per share of common stock not less than the highest per share consideration (appropriately adjusted for stock splits, stock dividends and other like changes) paid or given by the Related Person and any of its Affiliates for any of their shares of the corporation's common stock; or

                 (2) The Related Person acquired all its shares of the corporation's common stock by means of a cash tender offer in which it offered to purchase any and all shares tendered at the same price; or

                 (3) The Business Combination was approved by the board of directors of the corporation; provided that (a) such approval occurred before the Related Person became a Related Person, or (b) a majority of the board of directors consisted of Continuing Directors and at least two-thirds of the Continuing Directors voted to approve the Business Combination.

C. Repeal and Amendment. The provisions set forth in this Article IX may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the corporation's common stock which are not Beneficially Owned by a Related Person.





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                     Determination of Terms of Series of
                                Preferred Stock
                             By Board of Directors
                                of U. S. Bancorp
                 (8 1/8% Cumulative Preferred Stock, Series A)


                 RESOLVED that pursuant to the authority vested in the Board of Directors (the "Board") of U. S. Bancorp (the "Corporation") in accordance with the provisions of its Restated Articles of Incorporation, as amended (the "Articles"), a series of the preferred stock, without par value, of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the preferences, limitations and relative rights thereof are determined to be as follows:

                 Section 1. Designation and Amount. The shares of the series shall be designated as the 8 1/8% Cumulative Preferred Stock, Series A (the "Series"), and the number of shares constituting the Series shall be 6,000,000. The number of shares constituting the Series may be decreased from time to time by action of the Board, but not below the number of shares of the Series then outstanding. The Series shall rank senior to the common stock, par value $5 per share ("Common Stock"), of the Corporation as to dividends and upon liquidation.

                 Section 2.  Dividends.

                          (a)     Right to Receive Cash Dividends.  The holders
of shares of the Series shall be entitled to receive when, as and if declared by the Board out of assets legally available therefor, cumulative cash dividends, payable quarterly in arrears on the fifteenth day of February, May, August and November of each year (each quarterly period ending on any such date being hereinafter referred to as a "dividend period") commencing on the date of original issuance of such shares at the rate per annum set forth in Section 2(b). Each such dividend shall be paid to the holders of record of shares of the Series as they appear on the stock books of the Corporation on such record dates, not exceeding 45 days preceding the dividend payment dates therefor, as shall be fixed by the Board. Dividends on shares of the Series shall be cumulative from the date of original issuance thereof whether or not there shall be assets legally available for the payment of such dividends.

                          (b)     Rate.  The dividend rate per annum on the
shares of the Series shall be 8 1/8% of the liquidating preference of $25 per share. The dividend per share for the initial dividend period ending August 15, 1992, shall be computed as set forth in Section 2(d) hereof based upon the period from and including the date of original issuance to and including August 14, 1992.





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                          (c)     Restrictions.  No full dividends shall be
declared or paid or set aside for payment on any stock of the Corporation ranking, as to dividends, on a parity with or junior to the Series for any period unless full cumulative dividends on the Series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for such payment on the Series for all dividend periods terminating on or prior to the date of payment of such dividends. When dividends are not paid in full on the Series and any other preferred stock of the Corporation ranking on a parity as to dividends with the Series, all dividends declared or paid upon shares of the Series and such other preferred stock shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Series and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share (which in the case of noncumulative preferred stock shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of the Series and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends on the Series have been paid or declared and set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Corporation ranking junior to the Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or any other distribution declared or made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series as to dividends or upon liquidation. No Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on the Series shall have been paid or declared and set aside for payment. Holders of shares of the Series shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full dividends on such shares. No interest shall be payable in respect of any dividend payment which may be in arrears on the Series.

                          (d)     Computation.  Dividends payable on shares of
the Series (i) for any period other than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and
(ii) for each full dividend period, shall be computed by dividing the annual dividend rate by four. Any dividend payment made on shares of the Series shall first be





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credited against the earliest accumulated but unpaid dividend due with respect to shares of the Series.

                 Section 3.  Redemption.

                          (a)     Redemption Prices and Dates.  The Corporation
at its option may redeem shares of the Series, at any time or from time to time, on or after July 23, 1997, at a cash redemption price of $25 per share plus an amount equal to any accrued and unpaid dividends (including any accumulated dividends) thereon to and including the date fixed for redemption (the "Redemption Price").

                          Notwithstanding the foregoing, if at the time the
Corporation proposes to give a notice of redemption pursuant to Section 3(d), the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), or a successor Federal agency responsible for supervision of bank holding companies under the Bank Holding Company Act of 1956, as amended, requires that, in order to be counted as "Tier 1" or "core" capital for capital adequacy purposes, bank holding company preferred stock may not be redeemed without the prior approval of the Federal Reserve Board or such successor agency, then the Corporation may not redeem any shares of the Series or give a notice of redemption unless the Federal Reserve Board or such successor agency shall have consented to such redemption.

                          (b)  Pro Rata Redemption.  If fewer than all the
outstanding shares of the Series are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot as may be determined by the Board or by any other method as the Board may determine to be fair and appropriate.

                          (c)  Restrictions on Redemption.  Notwithstanding the
foregoing, if any quarterly dividend payable on shares of the Series shall be in arrears and until all such dividends in arrears shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment, the Corporation shall not redeem any shares of the Series unless all outstanding shares of the Series are simultaneously redeemed and shall not purchase or otherwise acquire any shares of the Series except pursuant to a purchase or exchange offer made on the same terms to all holders of shares of the Series for the purchase of all outstanding shares thereof.

                          (d)   Notice.  Notice of any redemption shall be
given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to each record holder of the shares to be redeemed at the address of such holder appearing in the stock books of the Corporation. Each such notice shall state: (1) the redemption date, (2) the number





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of shares of the Series to be redeemed, (3) the Redemption Price, (4) that dividends on the shares to be redeemed shall cease to accrue on such redemption date and (5) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price. If fewer than all the shares of the Series held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

                          (e)  Cessation of Dividends.  If notice of redemption
has been given, from and after the redemption date for the shares of the Series called for redemption (unless default shall be made by the Corporation in providing for the payment of the Redemption Price of the shares so called for redemption), dividends on the shares of the Series so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof (except the right to receive the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares of the Series so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the applicable Redemption Price shall be paid out of funds provided by the Corporation. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                          (f)  Status of Redeemed and Reacquired Shares.
Shares of the Series which have been redeemed or otherwise acquired by the Corporation shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without par value, without designation as to series, and may thereafter be issued, but not as shares of the Series.

                 Section 4.  Liquidation Rights.

                          (a)  Payment on Liquidation.  In the event of any
voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Corporation ranking junior to the Series upon liquidation, a liquidating distribution in an amount equal to $25 per share plus an amount equal to any accrued and unpaid dividends (including any accumulated dividends) thereon to and including the date of such distribution. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of shares of the Series and any other preferred stock of the Corporation





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
ranking as to any such distribution on a parity with the Series shall be insufficient to pay in full all amounts to which such holders are entitled, the holders of shares of the Series and other preferred stock shall share ratably in such distribution of assets of the Corporation in proportion to the sums that would be payable to such holders if all sums were paid in full. After payment of the full amount of the liquidation distribution plus accrued and unpaid dividends to which they are entitled, the holders of shares of the Series shall have no right or claim to any of the remaining assets of the Corporation.

                          (b)  Definition.  None of the consolidation or merger
of the Corporation into or with another corporation or corporations, or the sale, lease or exchange of all or substantially all of the Corporation's assets, shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

                 Section 5.  Voting Rights.

                          (a)  Generally.  Except as hereinafter provided or as
expressly required by applicable law, the holders of shares of the Series will not be entitled to vote. When holders of shares of the Series are entitled to vote, each holder shall be entitled to one vote per share.

                          (b)  Arrearages.  If at any time the equivalent of
six quarterly dividends, whether or not consecutive, payable on the Series are unpaid or not declared and set aside for payment, the number of directors of the Corporation shall be increased by two and the holders of shares of the Series outstanding at the time (voting separately as a single class with the holders of shares of any one or more series of preferred stock of the Corporation ranking on a parity with the Series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) shall have the right to elect two directors to serve as such until all arrearages of dividends on the Series have been paid or declared and set aside for payment at which time the terms of office of the two directors so elected shall terminate and the number of directors of the Corporation shall be reduced by two (subject to any additional rights as to the election of directors provided for the holders of shares of other preferred stock of the Corporation). Any director so elected may be removed by, and shall not be removed except by, the vote of the holders of shares of the Series outstanding at the time (voting separately as a single class with the holders of shares of any one or more series of preferred stock of the Corporation ranking on a parity with the Series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable).





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
                          (c)     Certain Corporate Actions.  So long as any
shares of the Series remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series and of any other similarly affected series of preferred stock of the Corporation ranking on a parity with the Series as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable outstanding at the time (voting separately as a single class without regard to series), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series as to dividends or upon liquidation or (ii) amend, alter or repeal, whether by merger or otherwise, the provisions of the Articles so as to materially and adversely affect any of the preferences, limitations, and relative rights of the Series; provided, however, that any increase in the amount of the authorized preferred stock of the Corporation or the creation and issuance of other series of preferred stock of the Corporation, in each case ranking on a parity with or junior to the Series as to dividends or upon liquidation, will not be deemed to materially and adversely affect such preferences, limitations and relative rights.

                 Section 6. No Sinking Fund. Shares of the Series are not subject to a sinking fund or other obligation of the Corporation to redeem or retire the Series.





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